Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REGAINS COMPLIANCE

WITH NYSE MINIMUM PRICE LISTING STANDARD

SAN ANTONIO, September 2, 2020 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced that on September 1, 2020, the Company was notified by the New York Stock Exchange (“NYSE”) that the Company had regained compliance with the NYSE’s continued listing standards.

As previously disclosed, on August 4, 2020, Clear Channel Outdoor received formal notice from the NYSE that it was not in compliance with the NYSE’s continued listing standards as a result of the average closing price of the Company’s common stock being less than $1.00 per share over a consecutive 30 trading-day period.

Clear Channel Outdoor regained compliance after its average closing price for the 30 trading days ended August 31, 2020 exceeded the NYSE’s minimum requirement of $1.00 based on a 30 trading-day average.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 510,000 print and digital displays in 31 countries across North America, Europe, Latin America and Asia, reaching millions of people monthly. A growing digital platform includes more than 15,000 digital displays in international markets and more than 1,900 digital displays (excluding airports), including more than 1,400 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Europe, Latin America and Asia – CCO employs approximately 4,900 people globally. More information is available at investor.clearchannel.com, clearchanneloutdoor.com and clearchannelinternational.com.